The Meridian Resource Corporation
1401 Enclave Parkway, Suite 300
Houston, Texas 77077
November 19, 2007
BY EDGAR
Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Mail Stop 7010
Washington, D.C. 20549
Attention: Jill S. Davis

Re:	The Meridian Resource Corporation
Annual Report on Form 10-K for the fiscal year ended December 31, 2006
Filed March 15, 2007
File No. 1-10671
Dear Ms. Davis:
In its letter dated November 6, 2007, the staff (“Staff”) of the Securities and Exchange Commission provided to The Meridian Resource Corporation (the “Company”) comments with respect to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “Comments”) and asked for responses to the Comments within 10 business days.
The Company respectfully requests additional time to respond to the Comments, and expects to provide such responses on or before December 3, 2007.
If any member of the Staff has any questions concerning the Company’s request, he or she should contact the undersigned at (281) 597-7040.

Very truly yours,
/s/ Lloyd V. DeLano
Senior Vice President and Chief Accounting Officer